Exhibit 3.6

NATIONAL CINEMEDIA, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

DATED AS OF __________ ____, 2007

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Exhibit B Form of Common Unit Certificate	B-1

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THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NATIONAL CINEMEDIA, LLC

This Third Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of National CineMedia, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of __________ ____, 2007, by and among each of the parties hereto and amends and restates in full the Second Amended Agreement.

RECITALS

A. National Cinema Network, Inc., a Delaware corporation (“NCN”), and Regal CineMedia Holdings, LLC, a Delaware limited liability company (“Regal” or the “Regal Founding Member”), formed the Company and entered into the Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of March 29, 2005 (the “Original Agreement”).

B. Cinemark Media, Inc., a Delaware corporation (“Cinemark Media” or the “Cinemark Founding Member”), was admitted as a Founding Member in the Company pursuant to that certain Contribution Agreement, dated as of July 15, 2005 (the “Contribution Agreement”), and that certain Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of July 15, 2005 (the “First Amended Agreement”).

C. NCN merged with and into American Multi-Cinema, Inc., a Missouri Corporation (“AMC” or the “AMC Founding Member”), with AMC as the surviving entity.

D. The First Amended Agreement has been amended pursuant to the First Amendment to Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of November ____, 2006 (the “First Amendment”), and the Second Amendment to Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of __________ ____, 2007 (the “Second Amendment”, and together with the First Amended Agreement and the First Amendment, the “Second Amended Agreement”).

E. The Company and National CineMedia, Inc., a Delaware corporation (“NCM Inc.”), have entered into a Common Unit Subscription Agreement, dated as of __________ ____, 2007 (the “Subscription Agreement”), pursuant to which the Company has agreed to issue Common Units to NCM Inc. as more fully provided therein.

F. AMC, Regal and Cinemark Media desire to amend and restate the Second Amended Agreement to reflect the addition of NCM Inc. as a Member in the Company and its designation as sole Manager of the Company.

G. The respective board of directors and manager of each of AMC, Regal and Cinemark Media, respectively, and the board of directors of NCM Inc. have approved this Agreement.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments: (a) debits to such Capital Account of the items described in Section l.704-1(b)(2)(ii)(d)(4-6) of the Treasury Regulations, and (b) credits to such Capital Account of such Member’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain or of any amount which such Member would be required to restore under this Agreement or otherwise. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section l.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, (i) no Member shall be deemed an Affiliate of the Company, (ii) the Company shall not be deemed an Affiliate of any Member, (iii) no stockholder of REG, or any of such stockholder’s Affiliates (other than REG and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company, (iv) no stockholder of Marquee Holdings, or any of such stockholder’s Affiliates (other than Marquee Holdings and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company, (v) no stockholder of Cinemark, or any of such stockholder’s Affiliates (other than Cinemark and its Subsidiaries) shall be deemed an Affiliate of any Member or the Company, (vi) no stockholder of NCM Inc. shall be deemed an Affiliate of NCM Inc., and (vii) NCM Inc. shall not be deemed an Affiliate of any stockholder of NCM Inc.

“Agreement” has the meaning set forth in the preamble of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“AMC” has the meaning set forth in the Recitals of this Agreement or its successor.

“AMC Founding Member” has the meaning set forth in the Recitals of this Agreement.

“Available Cash” means for a particular period (i) the Company’s earnings before interest, taxes, depreciation and amortization (as determined under GAAP), plus (ii) non-cash items of deduction or loss subtracted in determining the Company’s earnings under clause

(i), plus (iii) interest income received by the Company to the extent such income is not otherwise included in determining the Company’s earnings under clause (i), plus (iv) amounts received by the Company pursuant to the Loews Agreement or other similar agreements to the extent such amounts are not otherwise included in determining the Company’s earnings under clause (i), plus (v) net proceeds (after expenses attributable to the sale) from the sale of Company assets to the extent such proceeds are not otherwise included in determining the Company’s earnings under clause (i), less (vi) non-cash items of income or gain (other than items related to barter transactions) added in determining the Company’s earnings under clause (i), less (vii) amounts paid by the Company pursuant to the Exhibitor Services Agreements, the Management Services Agreement or other similar agreements to the extent such amounts are not otherwise deducted in determining the Company’s earnings under clause (i), less (viii) taxes paid by the Company, less (ix) capital expenditures made by the Company, less (x) interest paid by the Company on Funded Indebtedness, less (xi) the first $_____ million of principal payments made by the Company on the Revolving Credit Facility, less (xii) mandatory principal payments made by the Company on the Funded Indebtedness (without duplication for principal payments made on the Revolving Credit Facility under clause (xi)), less (xiii) amounts (other than interest and principal payments) paid by the Company with respect to Funded Indebtedness to the extent such amounts are not otherwise deducted in determining the Company’s earnings under clause (i), less (xiv) funds that are restricted pursuant to the terms of Funded Indebtedness; provided, however, that amounts borrowed under, and (except as provided in clause (xi)) optional principal payments made on, the Revolving Credit Facility shall not be taken into account in determining Available Cash.

“Beneficial Owner” or “beneficial owner” (including, with correlative meanings, the terms “beneficial ownership” and “beneficially owns”) has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have Beneficial Ownership of all Units that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or is exercisable only upon the occurrence of a subsequent condition.

“Budget” means an annual operating and capital budget of the Company, including, among other things, anticipated revenues, expenditures (capital and operating), and cash and capital requirements (including any additional capital contributions) of the Company for the following year.

“Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” has the meaning set forth in Section 6.3(a) of this Agreement.

“Capital Contribution” means the total amount of cash and the agreed fair market value (net of all liabilities secured by such assets that the Company is considered to assume or take subject to under Section 752 of the Code) of all other assets contributed to the Company by a Member.

“Carrying Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except that the Carrying Values of all assets of the Company shall be adjusted to equal their respective fair market values, in accordance with the rules, events, and times, set forth in Treasury Regulations Section l.704-l(b)(2)(iv)(f) and otherwise provided for in the rules governing maintenance of Capital Accounts under Treasury Regulations, except as otherwise provided herein; provided, however, that such adjustments shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any asset of the Company distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value and depreciation shall be calculated by reference to Carrying Value, instead of tax basis, once Carrying Value differs from tax basis. The Carrying Value of any asset contributed (or deemed contributed under Treasury Regulations Section l.704-1(b)(1)(iv)) by a Member to the Company will be the fair market value of the asset at the date of its contribution thereto.

“Cash Equivalents” means any of the following denominated in U.S. Dollars: (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from any of Standard & Poor’s Corporation or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”); (iii) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances, maturing not more than one year from the date of issuance thereof, of any commercial bank or trust company having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which has the highest rating obtainable from either S&P or Moody’s; or (v) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, in each case provided in clauses (i), (ii), (iii) and (iv) above, maturing within one year from the date of acquisition.

“Cash Settlement” means immediately available funds in an amount equal to the Redeemed Units Equivalent.

“Certificate” has the meaning set forth in Section 2.1(a) of this Agreement.

“Change of Control” with respect to any Person that is not an individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof) or (B) any Person or Group becomes the beneficial owner of more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the Ultimate Parent thereof), (ii) any transaction or series of related transactions in which in excess of 50% of such Person’s general voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.

“Cinemark” means Cinemark Holdings, Inc. or its successor or any Person that wholly-owns Cinemark, directly or indirectly, in the future.

“Cinemark Founding Member” has the meaning set forth in the Recitals of this Agreement.

“Cinemark Media” has the meaning set forth in the Recitals of this Agreement or its successor.

“Cinemark USA” means Cinemark USA, Inc., a Texas corporation, or its successor.

“Class A Units” has the meaning set forth in Section 1.1 of the First Amended Agreement

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute and the rules and regulations thereunder in effect from time to time. Any reference herein to a specific provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Unit” means Units having the rights described in Section 3.4(c) of this Agreement.

“Common Unit Adjustment Agreement” means the Common Unit Adjustment Agreement, dated as of __________ ____, 2007, by and among the AMC Founding Member, the Regal Founding Member, Regal Cinemas, the Cinemark Founding Member, Cinemark USA, NCM Inc. and the Company, as the same may be amended, supplemented or otherwise modified from time to time.

“Common Unit Purchase” has the meaning set forth in Section 3.4(b) of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Confidential Information” has the meaning set forth in Section 10.3(a) of this Agreement.

“Contribution Agreement” has the meaning set forth in the Recitals of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Contribution and Unit Holders Agreement” means the Contribution and Unit Holders Agreement, dated as of March 29, 2005, by and among the Company, RCM and AMC, as the successor to NCN, as the same may be amended, supplemented or otherwise modified from time to time.

“Contribution Notice” has the meaning set forth in Section 9.1(b) of this Agreement

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting Equity Interests, as trustee or executor, by contract or otherwise.

“CPI” means the monthly index of the U.S. City Average Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items; 1982-84 equals 100) published by the United States Department of Labor, Bureau of Labor Statistics or any successor agency that shall issue such index. In the event that the CPI is discontinued for any reason, the Manager shall use such other index, or comparable statistics, on the cost of living for urban areas of the United States, as shall be computed and published by any agency of the United States or, if no such index is published by any agency of the United States, by a responsible financial periodical of recognized authority.

“CPI Adjustment” means the quotient of (i) the CPI for the month of January in the calendar year for which the CPI Adjustment is being determined, divided by (ii) the CPI for January of 2007.

“DCN” has the meaning set forth in Section 2.6(a) of this Agreement.

“Director Designation Agreement” means the Director Designation Agreement, dated as of __________ ____, 2007, by and among NCM Inc. and all of the Founding Members, as the same may be amended, supplemented or otherwise modified from time to time.

“Equity Compensation Notice” has the meaning set forth in Section 3.5(c)(i) of this Agreement.

“Equity Incentive Plan” means the National CineMedia, Inc. 2007 Equity Incentive Plan, as the same may be amended, supplemented or otherwise modified from time to time.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in or issued by, or interests, participations or other equivalents to share in the revenues or earnings of (except as provided in any service agreement that includes a revenue sharing component entered into in the ordinary course of business), such Person or securities convertible into, or exchangeable or exercisable for, such shares, interests, participations or other equivalents and options, warrants or other rights to acquire such shares, interests, participations or other equivalents; provided that discounts and rebates granted in the ordinary course of business shall not in any event constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“ESA-Related Tax Benefit Payment” has the meaning set forth in Section 1.01 of the Tax Receivable Agreement.

“Excess Nonrecourse Liability” has the meaning set forth in Section 1.752-3(a)(3) of the Treasury Regulations.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exhibitor Services Agreement” means each separate Exhibitor Services Agreement, dated as of __________ ____, 2007, (i) by and between the Company and AMC, (ii) by and between the Company and Regal Cinemas, and (iii) by and between the Company and Cinemark USA, all as may be amended, supplemented or otherwise modified from time to time.

“First Amended Agreement” has the meaning set forth in the Recitals of this Agreement.

“First Amendment” has the meaning set forth in the Recitals of this Agreement.

“Fiscal Month” means each fiscal month within the Company’s Fiscal Year, as determined by the Manager.

“Fiscal Period” means each fiscal quarter which shall consist of three Fiscal Months.

“Fiscal Year” means the fiscal year of the Company ending on the first Thursday after December 25th of each year.

“Founding Member(s)” means each of the AMC Founding Member, the Cinemark Founding Member and the Regal Founding Member, and which shall include each of such Founding Member’s Permitted Transferees so long as they continue to qualify as a Permitted Transferee, if applicable; provided that if a Founding Member and all of such Permitted Transferees cease to own Common Units (e.g., as a result of the surrender of Common Units pursuant to the Common Unit Adjustment Agreement or the redemption of Common Units pursuant to the exercise of the Redemption Right) the Founding Member and its Permitted Transferees shall no longer be treated as a Founding Member under this Agreement notwithstanding that the Founding Member or its Permitted Transferees may subsequently acquire additional Common Units in the Company (e.g., pursuant to the Common Unit Adjustment Agreement, in which event the Founding Member or its Permitted Transferee will be treated as a Member under this Agreement).

“Founding Member Approval” means the approval of each Founding Member (in each Founding Member’s sole discretion); provided that a Founding Member shall not be entitled to participate in giving Founding Member Approval as provided in Section 4.3(c).

“Founding Member Representation Letter” has the meaning set forth in Section 4.1(i) of the Contribution and Unit Holders Agreement.

“Funded Indebtedness” means the sum of (i) Indebtedness of the Company under the Senior Credit Facility (including the Preferred Unit Indebtedness and the Revolving Credit Facility), plus (ii) additional Indebtedness, or any refinancing thereof, of the Company as permitted under the terms of the Senior Credit Facility.

“GAAP” means generally accepted accounting principles in the United States in effect as of the relevant date on which GAAP is to be determined.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Exchange Act.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, (iii) all obligations of such Person to pay the deferred purchase price for property or services, except trade accounts payable arising in the ordinary course of business and consistent with past practice, (iv) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (v) all Indebtedness of others secured by any lien, encumbrance or mortgage on any asset of such Person, and (vi) all Indebtedness of others guaranteed (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain a minimum net worth, financial ratio or similar requirements, or otherwise) by such Person.

“Indemnitee” has the meaning set forth in Section 4.14(a) of this Agreement.

“Independent Directors” means any director of NCM Inc. that, if the NCM Inc. common stock is traded on the NASDAQ Stock Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Stock Market, Inc., as such rules may be amended from time to time, or, if the NCM Inc. common stock is then traded on a different exchange, such term shall mean any director of NCM Inc. that satisfies the definition of independent director according to the rules of such exchange.

“Initial ESA Modification Payment” means the payments made by the Company under Section [2.05(a)(i)] of the Exhibitor Services Agreements.

“Intellectual Property” means all U.S., state and foreign intellectual property, including but not limited to all (i) (a) patents, inventions, discoveries, processes and designs;

(b) copyrights and works of authorship in any media; (c) trademarks, service marks, trade names, trade dress and other source indicators and the goodwill of the business symbolized thereby; (d) software; and (e) trade secrets and other confidential or proprietary documents, ideas, plans and information; (ii) registrations, applications and recordings related thereto; (iii) rights to obtain renewals, extensions, continuations or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment thereof

“Interest” means a limited liability company interest (other than Preferred Units) in the Company as provided in this Agreement and under the LLC Act and, in addition, any and all rights and benefits to which a Member is entitled under this Agreement, together with all obligations of such Person to comply with, and rights to benefit from, the terms and provisions of this Agreement.

“Joint Venture Agreements” means, collectively, this Agreement, the Common Unit Adjustment Agreement, the Contribution Agreement, the Contribution and Unit Holders Agreement (and various related agreements executed simultaneously therewith), the Director Designation Agreement, the Exhibitor Services Agreements, the Founding Member Representation Letter, the Loews Agreement, the Management Services Agreement, the Software License Agreement, the Subscription Agreement and the Tax Receivable Agreement.

“Joint Venture Purposes” has the meaning set forth in Section 2.6(c) of this Agreement.

“Liabilities” has the meaning set forth in Section 4.15(a) of this Agreement.

“Liquidator” has the meaning set forth in Section 7.2 of this Agreement.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del.C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Loews Agreement” means the Loews Screen Integration Agreement, dated as of __________ ____, 2007, by and among AMC and the Company, as the same may be amended, supplemented or otherwise modified from time to time.

“Majority Member Vote” means the affirmative vote by both: (a) holders of Common Units representing a majority of all the Common Units then issued and outstanding and (b) each Founding Member.

“Management Services Agreement” means the Management Services Agreement, dated as of __________ ____, 2007, by and between the Company and NCM Inc., as the same may be amended, supplemented or otherwise modified from time to time.

“Manager” has the meaning set forth in Section 4.1 of this Agreement.

“Marquee Holdings” means Marquee Holdings Inc. or its successor or any Person that wholly-owns Marquee Holdings, directly or indirectly, in the future.

“Member” means each Person that becomes a member, as contemplated in the LLC Act, of the Company in accordance with the provisions of this Agreement and has not ceased to be a Member as provided in Section 3.1(d) of this Agreement, and each of such Member’s transferees, if applicable.

“Member Information” has the meaning set forth in Section 10.3(c) of this Agreement.

“NCM Inc.” has the meaning set forth in the Recitals of this Agreement.

“NCM Inc. Excess Capital Contribution” has the meaning set forth in Section 3.4(d) of this Agreement.

“NCM Inc. Redemption Price” means the arithmetic average of the volume weighted average prices for a share of NCM Inc. common stock on the principal United States securities exchange or automated or electronic quotation system on which NCM Inc. common stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the NCM Inc. common stock. If the NCM Inc. common stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the Independent Directors of NCM Inc. shall determine the NCM Inc. Redemption Price in good faith.

“NCN” has the meaning set forth in the Recitals of this Agreement.

“Net Income” or “Net Losses”, as appropriate, means, for any period, the taxable income or tax loss of the Company for such period for federal income tax purposes, as determined in accordance with the accounting method used by the Company for federal income tax purposes, taking into account any separately stated tax items and increased by the amount of any tax-exempt income of the Company during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) of the Company; provided, however, that (i) Net Income or Net Losses of the Company shall be computed without regard to the amount of any items of gross income, gain, loss or deduction that are specifically allocated pursuant to Section 6.4(b), and (ii) in determining Net Income or Net Losses of the Company, any amounts paid under the Management Services Agreement and any amounts paid under the Exhibitor Services Agreements shall be treated as payments to a non-Member under Code Section 707. In the event that the Capital Accounts are adjusted pursuant to an adjustment to the Carrying Value of an asset of the Company or as otherwise provided for in this Agreement, the Net Income or Net Losses of the Company (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g). If the Carrying Value of an asset is adjusted, such asset shall be treated as having been sold for its fair market value and any deemed gain or loss shall be taken into account in determining Net Income or Net Losses.

“Nominating Committee” has the meaning set forth in Section 1.1 of the Director Designation Agreement.

“Nonrecourse Debt” means any Company liability to the extent that no Member or related person bears the economic risk of loss for such Liability under Section 1.752-2 of the Treasury Regulations.

“Options” means options, issued under the NCM Inc. Equity Incentive Plan, to acquire common stock or other equity equivalents of NCM Inc.

“Original Agreement” has the meaning set forth in the Recitals of this Agreement.

“Partner Nonrecourse Debt” means any Company liability to the extent such liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations with respect to which a Member (or related person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the economic risk of loss under Section 1.752-2 of the Treasury Regulations because, for example, the Member or related person is a creditor or guarantor with respect to such liability.

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Section l.704-2(i)(2) of the Treasury Regulations and, as provided therein, shall generally be the amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Debt.

“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Treasury Regulations and, as provided therein, shall generally be determined by computing, for each Nonrecourse Debt of the Company, any Net Income the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and then aggregating the separate amounts of Net Income so computed.

“Percentage Interest” means, with respect to any Member at any time, the percentage represented by a fraction, the numerator of which is the number of Common Units owned by such Member, and the denominator of which is the aggregate number of Common Units then outstanding, as shall be adjusted in accordance with Sections 3.4(e), 3.5, and 9.1.

“Permitted Transferee” means (i) in the case of any Member and any Permitted Transferee of any Member, an Affiliate of such Member or Permitted Transferee, or (ii) in the case of any Founding Member and any Permitted Transferee of a Founding Member, a non-Affiliate of such Founding Member or Permitted Transferee if more than 50% of the non-Affiliate’s general voting power is owned directly or indirectly through one or more entities that are the same entities that own or Control the Ultimate Parent of such Founding Member.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“Preferred Distribution” has the meaning set forth in Section 3.4(d) of this Agreement.

“Preferred Unit” means Units having the rights described in Section 3.4(d) of this Agreement.

“Preferred Unit Indebtedness” has the meaning set forth in Section 3.4(d) of this Agreement.

“Proprietary Information” means all Intellectual Property, including but not limited to information of a technological or business nature, whether written or oral and if written, however produced or reproduced, received by or otherwise disclosed to the receiving party from or by the disclosing party that is marked proprietary or confidential or bears a marking of like import, or that the disclosing party states is to be considered proprietary or confidential, or that a reasonable person would consider proprietary or confidential under the circumstances of its disclosure.

“RCM” means Regal CineMedia Corporation, a Virginia corporation, or its successor.

“Recapitalization” has the meaning set forth in Section 3.4(a) of this Agreement.

“Redeemed Units” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redeemed Units Equivalent” means the product of (i) the Share Settlement, times (ii) the NCM Inc. Redemption Price.

“Redeeming Member” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redemption Date” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redemption Notice” has the meaning set forth in Section 9.1(a) of this Agreement.

“Redemption Right” has the meaning set forth in Section 9.1(a) of this Agreement.

“REG” means Regal Entertainment Group or its successor or any Person that wholly-owns REG, directly or indirectly, in the future.

“Regal” has the meaning set forth in the Recitals of this Agreement or its successor.

“Regal Cinemas” means Regal Cinemas, Inc., a Tennessee corporation, or its successor.

“Regal Founding Member” has the meaning set forth in the Recitals of this Agreement.

“Regulatory Allocations” has the meaning set forth in Section 6.4(c) of this Agreement.

“Retraction Notice” has the meaning set forth in Section 9.1(b) of this Agreement.

“Revolving Credit Facility” means [                    ], and any refinancing thereof.

“Second Amended Agreement” has the meaning set forth in the Recitals of this Agreement or its successor.

“Second Amendment” has the meaning set forth in the Recitals of this Agreement or its successor.

“Section 704(c) Property” means any asset of the Company if the Carrying Value of such asset differs from its adjusted tax basis.

“Senior Credit Facility” means [                    ], and any refinancing thereof.

“Services” has the meaning set forth in Article 1 of the Exhibitor Services Agreements.

“Share Settlement” means a number of shares of NCM Inc. common stock equal to the number of Redeemed Units.

“Software License Agreement” means the [Second] Amended and Restated Software License Agreement, dated of even date herewith, by and among the Company, RCM, AMC and Cinemark USA, as the same may be amended, supplemented or otherwise modified from time to time.

“Subscription Agreement” has the meaning set forth in the Recitals of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is at the time beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Tax Distribution Amount” means the product of (i) [__%], times (ii) the estimated or actual taxable income of the Company, as determined for federal income tax purposes, for the period to which the Tax Distribution Amount relates.

“Tax Matters Member” has the meaning set forth in Section 6.2 of this Agreement.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of                 , 2007, by and among the Company, NCM Inc., all of the Founding Members, Regal Cinemas and Cinemark USA, as the same may be amended, supplemented or otherwise modified from time to time.

“Tax Receivable Distribution Amount” means the sum of (i) the amount that NCM Inc. is obligated to pay to the Founding Members pursuant to Section 3.01 of the Tax Receivable Agreement, plus (ii) the amount that NCM Inc. is obligated to contribute to the Company pursuant to Section 5.1(b) of this Agreement, both for the period to which the Tax Receivable Distribution Amount relates.

“TEFRA Election” means the election under Code Section 6231(a)(1)(B)(ii) and Treasury Regulations Section 301.6231(a)(1)-1(b) to have the provisions of subchapter C of chapter 63 of the Code and the corresponding Treasury Regulations apply with respect to the Company.

“Trading Day” means a day on which the principal United States securities exchange on which NCM Inc. common stock is listed or admitted to trading, or the NASDAQ Stock Market if NCM Inc. common stock is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (including the terms “Transferred” and “Transferring”) means, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily (including (i) except as provided in clause (a) below, the direct or indirect Change of Control of any Member or Permitted Transferee (or any direct or indirect holder of equity in a Member or Permitted Transferee), and (ii) upon the foreclosure under any pledge or hypothecation permitted by clause (b) below that results in a change of title), any Equity Interests in the Company or other assets beneficially owned by a Person or any interest in any Equity Interests in the Company or other assets beneficially owned by a Person. Notwithstanding the foregoing: (a) the Change of Control of a Founding Member’s Ultimate Parent or its stockholders shall not be deemed to be a Transfer hereunder, and (b) a bona fide pledge of the Units or other Equity Interests in the Company by any Member or its Affiliates shall not be deemed to be a Transfer hereunder.

“Transferring Member” has the meaning set forth in Section 8.1(a) of this Agreement.

“Treasury Regulations” means the federal income tax regulations, including any temporary regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any and all references herein to specific provisions of the Treasury Regulations shall be deemed to refer to any corresponding successor provisions.

“Ultimate Parent” means (i) Marquee Holdings in the case of AMC, (ii) Cinemark in the case of Cinemark Media, and (iii) REG in the case of Regal.

“Unit” means a fractional share of the Interests (other than Preferred Units) of all Members issued in accordance with the terms of this Agreement. The number of Units outstanding and the holders thereof shall be set forth on Exhibit A, as such may be amended from time to time in accordance with this Agreement.

“Unvested NCM Inc. Shares” means shares of NCM Inc. common stock issued pursuant to the Equity Incentive Plan that are not Vested NCM Inc. Shares.

“Vested NCM Inc. Shares” has the meaning set forth in Section 3.5(c)(ii) of this Agreement.

“Wholly Owned Subsidiary” of any Person means a Subsidiary which is 100% owned directly or indirectly by such Person.

1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular provision of this Agreement. Articles, section and subsection references are to this Agreement unless otherwise specified.

(b) The words “include” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the words “without limitation”.

(c) The titles and headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.

(d) The meanings given to capitalized terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

ARTICLE 2

FORMATION

2.1 Formation; Qualification.

(a) A Certificate of Formation of the Company (the “Certificate”) has been executed by an authorized person and was filed with the Secretary of State of the State of

Delaware on March 29, 2005, to form on such date the Company as a limited liability company pursuant to the LLC Act. The rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided in this Agreement.

(b) The Company shall be qualified or registered under foreign limited liability company statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Manager, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Manager shall, to the extent necessary in the judgment of the Manager, maintain the Company’s good standing in each such jurisdiction.

(c) The Manager and any Person to whom the Manager delegates authority under this Agreement shall be an “authorized person” within the meaning of § 18-204(a) of the LLC Act, and shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business.

2.2 Name. The name of the limited liability company formed by the filing of the Certificate is “National CineMedia, LLC.” However, the business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Manager.

2.3 Term . The term of the Company has commenced as of the date of filing the Certificate and will continue in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement or by the LLC Act.

2.4 Headquarters Office. The Company’s headquarters office shall initially be located in Centennial, Colorado. The Manager may determine to open, close or move any office at any time in its absolute discretion.

2.5 Registered Agent and Office. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is Corporation Trust Company. The Manager may at any time designate another registered agent or registered office or both.

2.6 Purposes. The purpose of the Company is to:

(a) operate and maintain a digital content network (“DCN”) that is able to distribute advertising, marketing, promotional and other digital content for display on theatre screens and video display monitors in theatres on a worldwide basis and that, among other things, will compete with all areas and forms of media (including cable and television broadcasters), advertising, marketing, promotional and/or any distribution of digital content via any media format on a worldwide basis;

(b) provide advertising, marketing and promotional activities on behalf of any Person involved in the business of exhibiting theatrical motion pictures, including, but not limited to, the Founding Members and their Affiliates (including the Services as set forth in the Exhibitor Services Agreements) whether displayed over the DCN, as non-digital content for display on non-digital theatre screens, through lobby or other in-theatre promotions, or through sponsorships of special events; and

(c) engage in all activities and transactions in furtherance of the foregoing purposes (collectively, the “Joint Venture Purposes”).

2.7 Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, desirable, advisable, incidental or convenient to, or for the furtherance of, the Joint Venture Purposes, alone or with other Persons.

ARTICLE 3

MEMBERS AND INTERESTS

3.1 Members.

(a) AMC, Regal and Cinemark were previously admitted as Members to the Company subject to the Second Amended Agreement. Upon the execution of this Agreement, NCM Inc. shall be admitted to the Company as a Member. Following the Recapitalization and Common Unit Purchase, each Person named as a Member on Exhibit A hereto on the date hereof shall be deemed to own the number of Common Units and Preferred Units specified in Exhibit A.

(b) Exhibit A hereto contains the name, address and number of Common Units and Preferred Units owned by each Member as of the date hereof following the Recapitalization and Common Unit Purchase and immediately prior to the Preferred Distribution. The Company shall revise Exhibit A (i) from time to time to reflect the issuance, conversion or Transfer of Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein, and (ii) in accordance with Sections 3.4(e), 3.5 and 9.1. Any amendment or revision to Exhibit A or to the Company’s records as contemplated by this Agreement to reflect information regarding Members or under Section 3.4(e), 3.5 or 9.1 shall be deemed to amend this Agreement, but shall not require the approval of the Manager or any Member.

(c) One or more additional Persons may be admitted as a Member of the Company only upon (i) an issuance of Units pursuant to Section 3.4(e) or 3.5 or a Transfer of Units pursuant to Article 8, and (ii) the execution and delivery by such Person of a counterpart to this Agreement or other written agreement, in a form satisfactory to the Manager, to be bound by all the terms and conditions of this Agreement. Upon such execution, the Company shall amend Exhibit A and shall amend this Agreement as the Manager may reasonably determine is necessary, to reflect the admission of such Person as a Member and such other information of such Person as indicated in Exhibit A. Unless admitted to the Company as a Member as provided in this Section 3.1 or Section 8.2, no Person is, or will be considered to be, a Member.

(d) Subject to the other provisions of this Section 3.1 and Section 8.2, each Person that holds one or more Units in compliance with the terms of this Agreement shall be a Member. A Member will cease to be a Member when such Person ceases to own any Units in the Company, in which case Exhibit A shall be amended to reflect that such Person is no longer a Member.

(e) Except as provided in the LLC Act, in no event shall any Member (or any former Member), by reason of its status as a Member (or former Member), have any liability for (i) the debts, duties or any other obligations of the Company, (ii) the repayment of any Capital Contribution of any other Member or (iii) any act or omission of any other Member.

(f) If a Founding Member and one or more of its Permitted Transferees hold Common Units in the Company at the same time, such Founding Member and Permitted Transferees shall designate one of them to act on behalf of all of them and vote all of their Common Units with respect to any matter requiring Founding Member Approval or a Majority Member Vote.

3.2 Meeting of Members.

(a) Annual Meeting. Subject to Section 3.2(g), an annual meeting of Members shall be held on such date and at such time as (i) shall be designated from time to time by the Manager, but no less often than once during each calendar year, and (ii) stated in the notice of the meeting, at which meeting the Members entitled to vote shall transact such business as may properly be brought before the meeting. At each annual meeting of the Members (i) the Manager shall discuss the matters and affairs of the Company, and (ii) the Members shall address such other matters as may be raised at the meeting by the Members or Manager.

(b) Special Meetings. A special meeting of Members, for any purpose or purposes, may be called by the Manager and shall be called by the Manager upon the receipt by the Manager of the written request of any Member. Such request shall state the purpose or purposes of the proposed meeting.

(c) Place and Conduct of Meetings. Meetings of the Members shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Manager and stated in the notice of the meeting or in a duly executed waiver of notice thereof. All meetings shall be conducted by such Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate. Such meetings may be held in person, by teleconference or by any other reasonable means, in each case at the discretion of the Manager.

(d) Notice of Meetings. Written notice of an annual meeting or special meeting stating the place, date, and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than five calendar days nor more than 60 calendar days before the date of the meeting to each Member entitled to vote at such meeting, unless waived by each such Member.

(e) Quorum. The presence of both (a) the holders of a majority of all the Common Units then issued and outstanding and entitled to vote thereat and (b) each Founding

Member, whether in person or represented by a valid written proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

(f) Voting. All matters submitted to the vote of the Members shall be decided by a Majority Member Vote. Such votes may be cast in person or by valid written proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period.

(g) Action by Consent. Any consent required herein or action required to be taken at any annual or special meeting of Members, or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without a vote, and with a consent in writing signed by Members who are holders of outstanding Common Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Units entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who are holders of Common Units and who have not consented in writing; provided that the failure to give any such notice shall not affect the validity of the action taken by such written consent.

3.3 Certain Duties and Obligations of the Members. The Company shall be a partnership only for income tax purposes and this Agreement shall not be deemed to create a partnership, joint venture, agency or other relationship among the Members creating fiduciary or quasi-fiduciary duties or similar duties and obligations or to subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or their Affiliates. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any Indebtedness or obligation of another Member. The Company shall not be responsible or liable for any Indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, Indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement, the Contribution and Unit Holders Agreement, the Contribution Agreement and the LLC Act.

3.4 Units.

(a) Recapitalization. All of the Company’s Class A Units that were issued and outstanding under the Second Amended Agreement have been recapitalized into Common Units and Preferred Units. Accordingly, immediately prior to the Common Unit Purchase and NCM Inc.’s admission as a Member in the Company under this Agreement (i) each Founding Member transferred and surrendered to the Company, and the Company cancelled, all of the Class A Units that had been issued to such Founding Member under the Second Amended

Agreement, and (ii) in exchange for the transfer, surrender and cancellation of all of the Class A Units that had been issued to each Founding Member, the Company has issued to each Founding Member the number of Common Units and Preferred Units set forth opposite such Founding Member’s name on Exhibit A hereto (collectively, the “Recapitalization”).

(b) Common Unit Purchase. Immediately following the Recapitalization (i) NCM Inc. made its required Capital Contribution to the Company as set forth in the Subscription Agreement, and (ii) in exchange for NCM Inc.’s Capital Contribution, the Company has issued to NCM Inc. the number of Common Units set forth opposite NCM Inc.’s name on Exhibit A hereto (collectively, the “Common Unit Purchase”).

(c) Common Units. The Common Units shall consist of equal whole, fractional units into which Interests in the Company shall be divided. The Common Units shall be entitled to share in distributions and allocations as provided in Sections 5.4, 6.4 and 7.3, and as otherwise provided in this Agreement. The total number of authorized Common Units that the Company is entitled to issue is                     .

(d) Preferred Units; Preferred Distribution. In connection with the execution of this Agreement and immediately following the Common Unit Purchase and the Company’s payment of the Initial ESA Modification Payment, the Company shall incur $                     of Indebtedness pursuant to the Senior Credit Facility (the “Preferred Unit Indebtedness”) and pay the proceeds from the Preferred Unit Indebtedness in redemption of the Preferred Units and complete satisfaction of the amount to which the Preferred Units are entitled under this Section 3.4(d) (the “Preferred Distribution”). The Preferred Units shall be entitled to $                     per whole Preferred Unit (or a proportionate share of such amount in the case of a fraction of a Preferred Unit); provided that: (i) if part of the proceeds from the Preferred Unit Indebtedness are used to pay part of the Initial ESA Modification Payment, the amount to which each Preferred Unit is entitled shall be reduced by (a) the amount of Indebtedness proceeds used to pay the Initial ESA Modification Payment, divided by (b) the total number of issued and outstanding Preferred Units; and (ii) if the Capital Contribution made by NCM Inc. to the Company as set forth in the Subscription Agreement exceeds the Initial ESA Modification Payment (the “NCM Inc. Excess Capital Contribution”), the amount to which each Preferred Unit is entitled shall be increased by (a) the NCM Inc. Excess Capital Contribution, divided by (b) the total number of issued and outstanding Preferred Units. In the Preferred Distribution, each Founding Member shall receive an amount equal to the product of (x) the amount to which the Preferred Units are entitled under this Section 3.4(d), times (y) the number of Preferred Units held by such Founding Member. All of the issued and outstanding Preferred Units shall automatically terminate and cease to be outstanding on completion of the Preferred Distribution.

(e) Adjustment of Common Units. The Common Units of the Founding Members and their Affiliates shall be adjusted from time to time as provided in the Common Unit Adjustment Agreement, which is incorporated herein by reference.

(f) Unit Splits, Ratios and Other Unit Adjustments. The Company shall undertake all actions, including, without limitation, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by NCM Inc. and the number of outstanding shares of NCM Inc. common stock, disregarding, for purposes of maintaining the one-to-one ratio, Unvested NCM Inc. Shares, treasury stock, preferred stock or other securities of NCM Inc. that are not convertible into or exercisable or exchangeable for common stock of NCM Inc. In the event NCM Inc. issues, transfers from treasury stock or repurchases NCM Inc. common stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers or repurchases, the number of outstanding Common Units owned by NCM Inc. will equal on a one-for-one basis the number of outstanding shares of NCM Inc. common stock. In the event NCM Inc. issues, transfers from treasury stock or repurchases NCM Inc. preferred stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers or repurchases, NCM Inc. holds mirror equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding NCM Inc. preferred stock. The Company shall not undertake any subdivision (by any Unit split, Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Unit split, reclassification, recapitalization or similar event) of the Units that is not accompanied by an identical subdivision or combination of the NCM Inc. common stock to maintain at all times a one-to-one ratio between the number of Common Units owned by NCM Inc. and the number of outstanding shares of NCM Inc. common stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by NCM Inc. and the number of outstanding shares of NCM Inc. common stock as contemplated by the first sentence of this Section 3.4(f).

(g) Certificates; Transfer. Common Units shall be evidenced by a certificate issued by the Company to the holder thereof and substantially in the form of Exhibit B attached hereto. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by a duly designated officer of the Company and may be sealed with the Company’s seal or a facsimile thereof. Upon any Transfer permitted under this Agreement (i) the Transferring Member shall surrender to the Company a certificate or certificates representing at least the number of Common Units being Transferred, and (ii) the Company shall issue (x) to the transferee a certificate for the number of Common Units Transferred, and (y) to the Transferring Member a certificate representing the remaining number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate or certificates surrendered pursuant to clause (i) and the number of Common Units Transferred. No Transfer of Common Units shall be valid as against the Company except upon surrender to and cancellation of the appropriate certificate or certificates, accompanied by an assignment or Transfer by the Member, subject to any restrictions on Transfer contained in this Agreement. The Company may issue a new certificate for Common Units in place of any certificate or certificates previously issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and substance reasonable satisfactory to the Manager, by the Person claiming the certificate or certificates to be lost or destroyed.

3.5 Authorization and Issuance of Additional Units.

(a) In General. The Company shall only be permitted to issue additional Units or other Equity Interests in the Company to the Persons and on the terms and conditions provided for in Section 3.4 and this Section 3.5. The Manager may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Manager shall determine. The Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.5.

(b) Exercise of Redemption Right. In connection with the exercise of a Redeeming Member’s Redemption Rights under Section 9.1(a), NCM Inc. shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 9.1(b). NCM Inc., at its option, shall determine whether to contribute, pursuant to Section 9.1(b), the Share Settlement or the Cash Settlement. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 9.1(b), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) NCM Inc. shall make its capital contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 3.5(b), and (ii) the Company shall issue to NCM Inc. a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. The timely delivery of a Retraction Notice shall terminate all of the Company’s and NCM Inc.’s rights and obligations under this Section 3.5(b) arising from the Redemption Notice.

(c) Equity Compensation Issued by NCM Inc.

(i) In connection with the exercise of Options, NCM Inc. shall have the right to acquire additional Common Units from the Company. NCM Inc. shall exercise its rights under this Section 3.5(c)(i) by giving written notice (the “Equity Compensation Notice”) to the Company and all Members within [            ] Business Days of the date on which the Options are exercised. The Equity Compensation Notice shall specify the net number of shares of NCM Inc. common stock issued by NCM Inc. pursuant to exercise of the Options. The Company shall issue the Common Units to which NCM Inc. is entitled under Section 3.5(c)(i) on the date that is [            ] Business Days after delivery of the Equity Compensation Notice (to be effective immediately prior to the close of business on such date). The number of additional Common Units that NCM Inc. shall be entitled to receive under this Section 3.5(c)(i) shall be equal to the net number of shares of NCM Inc. common stock issued by NCM Inc. pursuant to the exercise of the Options. The net number of shares of NCM Inc. common stock issued by NCM Inc. pursuant to exercise of the Options shall be equal to (i) the number of shares of NCM Inc. common stock with respect to which the Options were exercised, less (ii) any shares of NCM Inc. common stock transferred to or withheld by NCM Inc. (e.g., in connection with a stock swap or otherwise) in satisfaction of the exercise price or taxes payable as a result of the exercise of the Options. In consideration of the Common Units issued by the Company to NCM Inc. under this Section 3.5(c)(i), NCM Inc. shall contribute to the Company the cash consideration, if any, received by NCM Inc. in exchange for the net shares of NCM Inc. common stock issued pursuant to exercise of the Options. NCM Inc. shall contribute any cash consideration to which the Company is entitled under this Section 3.5(c)(i) on the same date (and to be effective as of the same time) that the Company issues the Common Units to NCM Inc.

(ii) In connection with the grant of NCM Inc. common stock pursuant to the Equity Incentive Plan (including, without limitation, the issuance of restricted and non-

restricted NCM Inc. common stock, the payment of bonuses in NCM Inc. common stock, the issuance of NCM Inc. common stock in settlement of stock appreciation rights or otherwise), other than through the exercise of Options as contemplated in Section 3.5(c)(i), NCM Inc. shall deliver an Equity Compensation Notice to the Company and all Members within [            ] Business days of the date on which shares of such NCM Inc. common stock are vested under applicable law (“Vested NCM Inc. Shares”). The Equity Compensation Notice shall specify the number of Vested NCM Inc. Shares. On the date that is [            ] Business Days after delivery of the Equity Compensation Notice (to be effective immediately prior to the close of business on such date) (i) the Company shall (x) issue to NCM Inc. a number of Common Units equal to the number of Vested NCM Inc. Shares, and (y) make a special distribution to NCM Inc. from Available Cash in respect of such Common Units in an amount equal to any dividends paid or payable by NCM Inc. in respect of such Vested NCM Inc. Shares, and (ii) NCM Inc. shall contribute to the Company any cash consideration received by NCM Inc. in respect of such Vested NCM Inc. Shares.

3.6 Business Opportunities; Non-Competition. Except as provided in this Agreement and as may be otherwise provided in any written agreement with the Company to which a Member or its Affiliates is a party (including Section 12.07 of the Exhibitor Services Agreements), each Member and their Affiliates may have other business interests or may engage in other business ventures of any nature or description whatsoever regardless of whether they compete with the business and purpose of the Company set forth in Section 2.6.

ARTICLE 4

MANAGEMENT AND OPERATIONS

4.1 Manager. The Company shall be managed by one manager (the “Manager”) that shall be NCM Inc. NCM Inc. may not be removed as a Manager except as provided in Section 4.7. Any Manager that is properly removed pursuant to Section 4.7 shall be replaced in the manner provided in Section 4.8. Except to the extent deemed appropriate by NCM Inc. in connection with its status under the Investment Company Act of 1940, so long as NCM Inc. is the Manager, NCM Inc. shall not, without Founding Member Approval, directly or indirectly enter into or conduct any business other than (i) in connection with the ownership, acquisition or disposition of Units as a Member, (ii) the management of the business of the Company as provided herein, (iii) NCM Inc.’s operation as a public reporting company with a class of securities registered under the Exchange Act, and (iv) such other activities that are incidental to the foregoing.

4.2 Management Authority. Except as provided in Section 4.3, the Manager shall have authority on behalf of the Company to make all decisions with respect to the Company’s business without the approval of the Members. In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents or representatives of the Company or the Manager any or all of the foregoing powers by written authorization identifying specifically or generally the powers delegated or acts authorized.

4.3 Founding Member Approval Rights

(a) The Manager shall not take, or cause the Company to take, action with respect to the matters provided for in Section 4.3(b) without Founding Member Approval if an individual designated by a Founding Member pursuant to the Director Designation Agreement (i) is not nominated or appointed to the board of directors of NCM Inc. under circumstances constituting a breach of the Director Designation Agreement, or (ii) such designee (or if the designee is not elected in circumstances under which the Founding Member can designate a successor, such successor designee) is not elected to the board of directors of NCM Inc. after being designated in accordance with the Director Designation Agreement. Upon the occurrence of a condition giving rise to Founding Member Approval rights, the Founding Member Approval rights shall continue until the earlier of (x) the date on which the conditions that gave rise to Founding Member Approval rights no longer exist, or (y) the delivery of written notice waiving the Founding Member Approval rights by the Founding Members whose designees or successor designees were not nominated, appointed or elected to the board of directors of NCM Inc. A Founding Member that designated an individual who is either not nominated, appointed or elected to the board of directors of NCM Inc. under circumstances giving rise to the Founding Member Approval rights under this Section 4.3, may waive the Founding Member Approval rights by delivering written notice to the Company and the other Founding Members. Any waiver by a Founding Member of its Founding Member Approval rights shall only serve as a waiver with respect to the specific conditions that gave rise to the Founding Member Approval rights being waived and shall not constitute a waiver with respect to any other rights under this Agreement and any Founding Member Approval rights that the Founding Member may have in the future as a result of the existence of a condition giving rise to Founding Member Approval rights subsequent to such waiver.

(b) The matters provided for in this Section 4.3(b) are not intended to modify the Manager’s responsibilities for managing the day-to-day business and affairs of the Company. Subject to the foregoing and notwithstanding anything to the contrary in this Agreement, the Company shall not take, cause to be taken, or agree to take or authorize any of the following actions without Founding Member Approval during the periods of time provided for in Section 4.3(a):

(i) the approval of any Budget or any amendment or modification of the Budget;

(ii) the incurrence of any Indebtedness or entering into or consummating any other financing transaction, in either case for an amount that is not provided for in the Budget;

(iii) the entering into or consummation of any agreements or arrangements involving annual payments by the Company (including the fair market value of any barter) in excess of $5 million (as adjusted by the CPI Adjustment), except as otherwise provided for in the Budget, or any material modification of any such agreements or arrangements;

(iv) the entering into or consummation of any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $20 million (as adjusted by the CPI Adjustment), or any material modification of any such agreements or arrangements;

(v) except as contemplated herein, the declaration, setting aside or payment of any redemption of, dividends on, or the making of any other distributions in respect of, any of its Units or other Equity Interests in the Company, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its Units, limited liability company interests or capital stock, as the case may be;

(vi) the amendment of any provision of this Agreement to authorize, and the issuance of, any additional Units or classes of Units or other Equity Interests and the designations, preferences and relative, participating or other rights, powers duties thereof;

(vii) the hiring or termination of employment of the chief executive officer, chief financial officer, chief technology officer or chief sales and marking officer of the Company, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee that has a written employment agreement with the Company;

(viii) any change in the Joint Venture Purposes, or the provision by the Company of any services beyond the scope of the Services or Services outside of the United States or Canada;

(ix) the entering into of any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a Change of Control of the Company or a proposal for such a transaction;

(x) the leasing (as lessor), licensing (as licensor) or other Transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $10 million (as adjusted by the CPI Adjustment), taken as a whole, or (y) to which the revenues or the profits attributable exceed $10 million (as adjusted by the CPI Adjustment), taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of the Company;

(xi) the entering into of any agreement with respect to or consummation of any acquisition of any business or assets that has or have a fair market value in excess of $10 million (as adjusted by the CPI Adjustment) taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

(xii) the settlement of claims or suits in which the Company is a party for an amount that exceeds the relevant provision(s) in the Budget by more than $1 million (as adjusted by the CPI Adjustment) or where equitable or injunctive relief is included as part of such settlement;

(xiii) the entering into, modification or termination of any material contract or transaction or series of related transactions (including by way of barter) between (x) the Company or any of its Subsidiaries and (y)(1) any Member or any Affiliate of any Member, or (2) any Person in which any Founding Member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of the Company;

(xiv) the entering into of any agreement for the Company to provide to any new Member or Affiliate of any new Member any services similar to those set forth in the Exhibitor Services Agreements, or the admission to the Company of any new Member;

(xv) the entering into, or the modification or termination of, any agreement for the Company to provide any services to any Person (other than a Member or Affiliate of a Member), that requires capital expenditures or guaranteed payments in excess of $1 million (as adjusted by the CPI Adjustment) annually;

(xvi) the dissolution of the Company; the adoption of a plan of liquidation of the Company; any action by the Company to commence any suit, case, proceeding or other action (x) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company, or seeking to adjudicate the Company as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for the Company, or for all or any material portion of the assets of the Company, or making a general assignment for the benefit of the creditors of the Company;

(xvii) approval of any tax matter pursuant to Section 6.2;

(xviii) valuation determinations pursuant to Section 5.5;

(xix) any amendment or change to any provision in this Section 4.3 or Article 8; and

(xx) any expenditure by the Company to replace, upgrade or modify any equipment or software owned by any of the Founding Members or their Affiliates.

(c) A Founding Member shall permanently cease to be entitled to participate in giving Founding Member Approval if at any time the Founding Member owns less than five percent of the then issued and outstanding Common Units, including Common Units acquired from another Founding Member or an Affiliate of another Founding Member (which, for purposes of this Section 4.3(c), shall be calculated to include (i) all shares of NCM Inc. common stock beneficially owned by such Founding Member as of the date of determination as a result of the exercise of the Founding Member’s Redemption Right, (ii) any shares of NCM Inc. common stock issued in connection with any dividend or distribution on NCM Inc. common stock so received as a result of the exercise of the Founding Member’s Redemption Right, and (iii) any shares of NCM Inc. common stock acquired from another Founding Member provided that such other Founding Member acquired such shares of NCM Inc. common stock in a transaction described in clause (i) or (ii) above, but excluding (x) any shares of NCM Inc. common stock otherwise acquired by the Founding Members, and (y) any Common Units issued to NCM Inc. by the Company pursuant to Section 3.5(b) in connection with the exercise of a Founding Member’s Redemption Right (unless the Founding Member has disposed of any of the shares of NCM Inc. common stock received in connection with the exercise of the Founding Member’s Redemption Right (other than to another Founding Member in a transaction described in clause (iii) above), in which case a number of Common Units issued to NCM Inc. by the Company pursuant to Section 3.5(b) in connection with such exercise of the Founding Member’s Redemption Right equal to the number of shares of NCM Inc. common stock disposed of by such Founding Member shall be included in determining such Founding Member’s ownership interest)).

(d) Except for the matters provided for in Section 4.3(b), the Founding Member Approval rights shall not affect the Manager’s right to conduct the Company’s business under this Agreement.

4.4 Duties. The Manager shall carry out its duties in good faith, in a manner that it believes to be in the best interests of the Company. The Manager shall devote such time to the business and affairs of the Company as it may determine, in its reasonable discretion, is necessary for the efficient carrying on of the Company’s business.

4.5 Reliance by Third Parties. No third party dealing with the Company shall be required to ascertain whether the Manager is acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by the Manager as binding the Company. The foregoing provisions shall not apply to third parties who are Affiliates of a Member or a Manager. If the Manager acts without authority it shall be liable to the Members for any damages arising out of its unauthorized actions.

4.6 Resignation. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective.

4.7 Removal. The Manager may only be removed by NCM Inc.

4.8 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by NCM Inc.

4.9 Information Relating to the Company. Upon request, the Manager shall supply to a Member (i) any information required to be available to the Members under the LLC Act, and (ii) any other information requested by such Member regarding the Company or its activities, provided that obtaining the information described in this clause (ii) is not unduly burdensome to the Manager. During ordinary business hours, each Member and its authorized representative shall have access to all books, records and materials in the Company’s offices regarding the Company or its activities.

4.10 Insurance. The Company shall maintain or cause to be maintained in force at all times, for the protection of the Company and the Members to the extent of their insurable interests, such insurance as the Manager believes is warranted for the operations being conducted.

4.11 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by a Majority Member Vote. The Members hereby approve the Common Unit Adjustment Agreement, the Management Services Agreement, the Subscription Agreement and the Tax Receivable Agreement.

4.12 Officers.

(a) The Manager may, from time to time, designate one or more Persons to fill one or more officer positions of the Company. Any officers so designated shall have such titles and authority and perform such duties as the Manager may, from time to time, delegate to them. If the title given to a particular officer is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer, or restrictions placed thereon, by the Manager. Each officer shall hold office until his or her successor is duly designated, until his or her death or until he or she resigns or is removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Manager.

(b) Any officer of the Company may resign at any time by giving written notice thereof to the Manager. Any officer may be removed, either with or without cause, by the Manager whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not, by itself, create contract rights.

4.13 Management Fee; Reimbursement of Expenses. Except as provided in the Management Services Agreement, the Manager shall not be entitled to compensation for performance of its duties hereunder unless such compensation has been approved by a Majority Member Vote. The Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company.

4.14 Limitation of Liability; Exculpation.

(a) No Manager, Member or officer of the Company, nor any of their respective Subsidiaries or Affiliates (including any stockholder of REG, Marquee Holdings, Cinemark or NCM Inc. that would be deemed an Affiliate but for the exception set forth in subsections (iii), (iv), (v) or (vi) of the definition of Affiliate herein, or any of such stockholder’s Affiliates) nor any of their respective direct or indirect officers, directors, trustees, members, partners, equity holders, employees or agents, nor any of their heirs, executors, successors and assigns (individually, an “Indemnitee”), shall be liable to the Company or any Member for any act or omission by such Indemnitee in connection with the conduct of affairs of the Company or otherwise incurred in connection with the Company or this Agreement or the matters contemplated herein, in each case unless such act or omission was the result of gross negligence or willful misconduct or constitutes a breach of, or a failure to comply with, any agreement between (x) such Indemnitee and (y) the Company or its Subsidiaries and Affiliates.

(b) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement a Manager, Member or officer of the Company is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Manager, Member or officer shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, such Manager, Member or officer shall act under such express standard and shall not be subject to any other or different standards.

(c) Any Manager, Member, Liquidator or officer of the Company may consult with legal counsel and accountants selected by it at its expense or with legal counsel and accountants for the Company at the Company’s expense. Each Manager, Member, Liquidator and officer of the Company shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports, or statements presented by another Manager, Member, Liquidator or officer, or employee of the Company, or committees of the Company, Manager or Members, or by any other Person (including, without limitation, legal counsel and public accountants) as to matters that the Manager, Member, Liquidator or officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income or Net Losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

4.15 Indemnification

(a) Indemnification Rights. The Company shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements (whether on an individual or joint and several basis) and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the business of the Company, this Agreement, any Person’s status as a Manager, Member or officer of the Company or any action taken by any Manager, Member or officer of the Company or under this Agreement or otherwise on behalf of the Company (collectively, “Liabilities”), regardless of whether the Indemnitee continues to be a Manager, Member or officer of the Company, or an Affiliate, officer, director, employee, trustee, member or partner or agent of a Manager, Member or officer of the Company, to the fullest extent permitted by the LLC Act and all other applicable laws; provided that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not result from gross negligence or willful misconduct. The termination of any proceeding by settlement, judgment order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnitee’s conduct resulted from gross negligence or willful misconduct.

(b) Expenses. Expenses incurred by an Indemnitee in defending against any Liability or potential Liability subject to this Section 4.15 shall, from time to time, be advanced by the Company prior to the final disposition of such Liability upon receipt by the Company of an undertaking reasonably acceptable in form and substance to the Manager by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 4.15.

(c) Indemnification Rights Non-Exclusive; Rights of Indemnified Parties. The indemnification provided by this Section 4.15 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, by a Majority Member Vote, as a matter of law or equity, or otherwise. Such indemnification shall continue with respect to an Indemnitee even though it has ceased to serve in any particular capacity and shall inure to the benefit of its heirs, executors, successors, assigns and other legal representatives.

(d) Assets of the Company. Any indemnification under this Section 4.15 shall be satisfied solely out of the assets of the Company, and no Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

(e) Other Liability Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of such Persons as the Manager shall reasonably determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Company and its Subsidiaries or Affiliates regardless of whether the Company would have the obligation to indemnify such Person against such liability under the provisions of this Agreement.

4.16 Title to Assets. Unless specifically licensed or leased to the Company, title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Members, individually or collectively, shall have any ownership interest in such assets (other than licensed or leased assets) or any portion thereof.

ARTICLE 5

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

5.1 Capital Contributions.

(a) The AMC Founding Member, as the successor to NCN, and the Regal Founding Member have made their required Capital Contributions to the Company as set forth in the Contribution and Unit Holders Agreement, Cinemark Media has made its required Capital Contribution to the Company as set forth in the Contribution Agreement and NCM Inc. has made its required Capital Contribution to the Company as set forth in the Subscription Agreement. Except as provided in Sections 3.5(b), 3.5(c), 5.1(b) and otherwise in this Agreement, no Member shall be required to make any other capital contribution to, or provide credit support for, the Company.

(b) In addition to the Capital Contributions that NCM Inc. has made as provided in Section 5.1(a), NCM Inc. shall make the following additional Capital Contributions to the Company:

(i) On or before the due date of the Company’s obligation to make a payment under Section 3.02(a) of the Tax Receivable Agreement, NCM Inc. shall contribute to the Company an amount equal to any ESA-Related Tax Benefit Payment; and

(ii) On or before the due date of the Company’s obligation to make a payment under Section 3.02(b) of the Tax Receivable Agreement, NCM Inc. shall contribute to the Company an amount equal to any increase in any ESA-Related Tax Benefit Payment.

(c) Except as provided in Article 9 of this Agreement, no Member shall be entitled to withdraw, or demand the return of, any part its Capital Contributions or Capital Account. No Member shall be entitled to interest on or with respect to any Capital Contribution or Capital Account.

(d) Except as otherwise provided in this Agreement, no Person shall have any preemptive, preferential or similar right to subscribe for or to acquire any Units.

5.2 Loans from Members. Loans by Members to the Company shall not be considered contributions to the capital of the Company hereunder. If any Member shall advance funds to the Company in excess of the amounts required to be contributed to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member and shall be payable or collectible in accordance with the terms and conditions upon which advances are made; provided that the terms of any such loan shall not be less favorable to the Company, taken as a whole, than would be available to the Company from unrelated lenders and such loan shall be approved by the Manager (or a Majority Member Vote in the event the Manager is making the loan to the Company).

5.3 Loans from Third Parties. The Company may incur Indebtedness, or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose with any Person upon such terms as the Manager determines appropriate; provided that the Company shall not incur any Indebtedness that is recourse to any Member, except to the extent otherwise agreed to in writing by the applicable Member in its sole discretion.

5.4 Distributions. Except as provided in Section 3.5(c)(ii), all distributions made by the Company, if any, shall be made in accordance with this Section 5.4.

(a) Nonliquidating Distributions. The Manager will cause the Company to make distributions of Available Cash in the following manner:

(i) Within [            ] Business Days following the last day of each Fiscal Period, the Company shall make a distribution in an amount equal to the Company’s Available Cash as of the last day of such Fiscal Period.

(ii) Except as provided in Section 5.4(b), all distributions shall be made among the Members pro rata in accordance with their Percentage Interests; provided that if (i) the Company is in default under any Funded Indebtedness, (ii) the distribution of Available Cash would cause the Company to default under any Funded Indebtedness, or (iii) restrictions imposed on the Company’s funds pursuant to any Funded Indebtedness, cause the product of (x) Available Cash times NCM Inc.’s Percentage interest, to be less than the sum of (y) the product of the Tax Distribution Amount times NCM Inc.’s Percentage Interest, plus (z) the Tax Receivable Distribution Amount, then the Company shall distribute the Tax Distribution Amount among the Members pro rata in accordance with their Percentage Interests and distribute the Tax Receivable Distribution Amount to NCM Inc.

(b) Liquidating Distributions. All distributions made in connection with the sale, exchange or other disposition of all or substantially all of the Company’s assets, or with respect to the winding up and liquidation of the Company, shall be made among the Members in accordance with Section 5.4(a)(ii).

(c) Sole Discretion of the Manager. Except as specified in Sections 4.3, 5.4(a), 5.4(b) or 7.3, (i) the Company shall have no obligation to distribute any cash or other property of the Company to the Members, (ii) the Manager shall have sole discretion in determining whether to distribute any cash or other property of the Company, when available, and in determining the timing, kind and amount of any and all distributions, and (iii) no Member is entitled to receive any distribution unless and until declared by the Manager.

(d) Distributions in Kind. No Member has any right to demand or receive property other than cash. However, the Manager may, in its sole discretion, elect to make distributions, entirely or in part, in property of the Company other than cash. Property distributed in kind shall be deemed to have been sold for their valuation determined in accordance with Section 5.5.

(e) Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made in violation of the LLC Act.

(f) Exculpation. The Members hereby consent and agree that, except as expressly provided herein or required by applicable law and except for distributions not made in compliance with this Agreement, no Member shall have an obligation to return cash or other property paid or distributed to such Member by the Company, whether such obligation would have arisen under § 18-502(b) of the LLC Act or otherwise.

5.5 Valuation. All valuation determinations to be made under this Agreement shall be made pursuant to the terms of this Section, which determinations shall be conclusive and binding on the Company, all Members, former Members, their successors, assigns, legal representatives and any other Person, except for computational errors or fraud, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto except for computational errors or fraud. Valuations shall be determined by a reasonable method of valuation determined by the Manager, which may include an independent appraisal, a reasonable estimate by the Manager or some other reasonable method of valuation. Distributions of property in kind shall be valued at fair market value; provided that any valuation under this Section shall be determined by an independent appraiser selected by the Manager if so requested by any Founding Member.

ARTICLE 6

BOOKS AND RECORDS; TAX; CAPITAL ACCOUNTS; ALLOCATIONS

6.1 General Accounting Matters.

(a) Allocations of Net Income or Net Loss pursuant to Section 6.4 shall be made at the end of each Fiscal Period, at such times as the Carrying Value of Company assets is adjusted pursuant to the definition thereof and at such other times as required by this Agreement.

(b) Each Member shall be supplied with the information of the Company necessary to enable such Member to prepare in a timely manner (and in any event within 120 days after the end of the Company Fiscal Year) its federal, state and local income tax returns and such other financial or other statements and reports that the Manager deems appropriate.

(c) The Manager shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income and Net Losses, Members’ Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same.

(d) The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Manager and otherwise in accordance with GAAP, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

(e) The Company shall, and shall cause each of its Subsidiaries to, (i) maintain accurate books and records reflecting its assets and liabilities and maintain proper and adequate “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act, and as such rules may be amended and supplemented from time to time); and (ii) deliver to any Member, immediately upon request, certifications and statements with respect to the Company and its Subsidiaries satisfying the requirements of Rule 13a-l4(a) or 15d-14(a) under the Exchange Act, and 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002).

(f) Subject to the confidentiality provisions of this Agreement, the Company will permit representatives of a Member and its Affiliates, at their expense, to obtain all books and accounts, documents and other information (other than documents and information relating to pricing or other proprietary information of any Member or its Affiliates collected pursuant to any Exhibitor Services Agreement) in the possession of the Company and its Subsidiaries, if any, as may reasonably be requested in order to enable such Member to monitor its investment in the Company and to exercise its rights under this Agreement and, to the extent applicable, to provide such other access and information as may be reasonably required to enable such Member to account for the investment in the Company and otherwise comply with the requirements of applicable laws, generally accepted accounting principles and requirements of any Governmental Authority.

6.2 Certain Tax Matters. The Company shall make the TEFRA Election for all taxable years of the Company. The “tax matters partner” for purposes of Section 6231(a)(7) of the Code shall be NCM Inc. (the “Tax Matters Member”). The Tax Matters Member shall have all the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. This provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.

6.3 Capital Accounts.

(a) The Company shall maintain for each Member on the books of the Company a capital account (a “Capital Account”). Each Member’s Capital Account shall be maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and the provisions of this Agreement.

(b) The Capital Account of a Member shall be credited with the amount of all Capital Contributions by such Member to the Company. The Capital Account of a Member shall be increased by the amount of any Net Income (or items of gross income) allocated to such Member pursuant to this Article 6, and decreased by (i) the amount of any Net Loss (or items of loss or deduction) allocated to such Member pursuant to this Article 6 and (ii) the amount of any cash distributed to such Member and (iii) the fair market value of any asset distributed in kind to such Member (net of all liabilities secured by such asset that such Member is considered to assume or take subject to under Section 752 of the Code). The Capital Account of the Member also shall be adjusted appropriately to reflect any other adjustment required pursuant to Treasury Regulations Section 1.704-1 or 1.704-2.

(c) In the event that any Interest in the Company is Transferred, the transferee of such Interest shall succeed to the portion of the transferor’s Capital Account attributable to such Interest.

(d) For purposes of this Article 6, the Manager may apply any reasonable convention in determining the date during the same month on which any Member is admitted to the Company.

6.4 Allocations.

(a) General. Except as provided in Section 6.4(b) and as otherwise provided in this Agreement, Net Income and Net Loss, and, to the extent necessary, individual items of Company income, gain, loss and deduction, shall be allocated to the Members in such amounts, to the maximum extent possible, to make the Adjusted Capital Account Balances of the Members (after the application of this Section 6.4(a)) to be in proportion to the Members’ Percentage Interests.

(b) Special Allocations.

(i) Qualified Income Offset. If any Member receives an unexpected adjustment, allocation, or distribution described in Section l.704-l(b)(2)(ii)(d)(4-6) of the Treasury Regulations in any Fiscal Year or other period which would cause such Member to have a deficit Adjusted Capital Account Balance as of the end of such Fiscal Year or other period, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible. This Section 6.4(b)(i) is intended to comply with the qualified income offset provision in Section l.704-l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Fiscal Year or other period, individual items of income and gain of the Company shall be specifically allocated to such Member (in the manner specified in Section 6.4(b)(i)) so as to eliminate such deficit as quickly as possible.

(iii) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during a Fiscal Year or other period, each Member shall be allocated items of Company gross income and gain for such Fiscal Year or other period (and, if necessary, or subsequent Fiscal Years or periods) in proportion to, and to the extent of, such Member’s share of such net decrease, except to the extent such allocation would not be required by Section 1.704-2(f) of the Treasury Regulations. The amounts referred to in this Section 6.4(b)(iii), and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.4(b)(iii) is intended to constitute a “minimum gain chargeback” provision as described in Section 1.704-2(f) or 1.704-2(j)(2) of the Treasury Regulations and shall be interpreted consistently therewith.

(iv) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during a Fiscal Year or other period, then each Member shall be allocated items of Company gross income or gain equal to such Member’s share of such net decrease, except to the extent such allocation would not be required under Section l.704-2(i)(4) or 1.704-2(j)(2) of the Treasury Regulations. The amounts referred to in this Section 6.4(b)(iv) and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.4(b)(iv) is intended to comply with the minimum gain chargeback requirement contained in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(v) Limitations on Net Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 6.4(a), the amount of Net Loss for any Fiscal Year or other period that would otherwise be allocated to a Member under Section 6.4(a) shall not cause or increase a deficit Adjusted Capital Account Balance. Any Net Loss in excess of the limitation set forth in this Section 6.4(b)(v) shall be allocated among the Members, pro rata, to the extent each, respectively, is liable or exposed with respect to any debt or other obligations of the Company.

(vi) Partner Nonrecourse Deductions. Partner nonrecourse Deductions for any Fiscal Year or other period shall be specifically allocated to the Members who bear the economic risk of loss with respect to Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(vii) Nonrecourse Deductions. Nonrecourse Deductions (as described in Section 1.704-2(b) of the Treasury Regulations) for any Fiscal Year shall be allocated to the Founding Members in accordance with their relative Percentage Interests.

(viii) Excess Nonrecourse Liabilities. If the built-in gain in Company assets subject to Nonrecourse Debts exceeds the gain described in Section 1.752-3(a)(2) of the Treasury Regulations, the Excess Nonrecourse Liabilities shall be allocated (i) first, among the Founding Members up to the amount of built-in gain that is allocable to the Founding Members on Section 704(c) Property, (ii) second, among the Members other than the Founding Members up to the amount of built-in gain that is allocable to such other Members on Section 704(c) Property, and (iii) last, any remaining Excess Nonrecourse Liabilities shall be allocated among the Members in accordance with their relative Percentage Interests.

(ix) Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Period or other period of Nonrecourse Deductions or Partner Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Sections 6.4(b)(iii) and 6.4(b)(iv), shall be made before any other allocations hereunder.

(x) Special Allocation. If, for federal income tax purposes, the Company is deemed to have made a deductible payment to a Member that is not actually paid, then notwithstanding Section 6.4(a), the deduction attributable to such payment shall be specially allocated to such Member.

(c) Curative Provisions. The allocations set forth in Section 6.4(b)(i)-(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Loss or make Company contributions. Accordingly, notwithstanding the other provisions of this Agreement, but subject to the Regulatory Allocations, Members shall reallocate items of income, gain, deductions and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or other period there is a decrease in Partnership Minimum Gain, or in Partner Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section 6.4 would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

6.5 Allocations of Net Income and Net Losses for Federal Income Tax Purposes. The Company’s ordinary income and losses and capital gains and losses as determined for federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportions as the corresponding “book” items are allocated pursuant to Section 6.4 of this Agreement. Notwithstanding the foregoing sentence, federal income tax items relating to any Section 704(c) Property shall be allocated among the Members in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to take into account the difference between the fair market value and the tax basis of such Section 704(c) Property using any method approved by the Manager and prescribed under Treasury Regulations corresponding to Section 704(c) of the Code. Items described in this Section 6.5 shall neither be credited nor charged to the Members’ Capital Accounts.

6.6 Elections. Except as otherwise expressly provided herein, all elections required or permitted to be made by the Company under the Code or other applicable tax law, and all decisions with respect to the calculation of its taxable income or tax loss under the Code or other applicable tax law, shall be made in such manner as may be reasonably determined by the Manager; provided that the Company shall make (i) the election to amortize organizational expenses pursuant to Section 709 of the Code and the regulations promulgated thereunder, and (ii) the TEFRA Election as provided in Section 6.2.

6.7 Tax Year. The taxable year of the Company shall be the same as its Fiscal Year.

6.8 Withholding Requirements. Notwithstanding any provision herein to the contrary, the Manager is authorized to take any and all actions that it determines to be necessary or appropriate to insure that the Company satisfies any and all withholding and tax payment obligations under Section 1441, 1445, 1446 or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the Manager may withhold from distributions the amount that it determines is required to be withheld from the amount otherwise distributable to any Member pursuant to Article 5; provided, however, that such amount shall be deemed to have been distributed to such Member for purposes of applying Article 5 and this Article 6. The Manager will not withhold any amounts from cash or other property distributable to any Member to satisfy any withholding and tax payment obligations to the extent that such Member demonstrates to the Manager’s satisfaction that such Member is not subject to such withholding and tax payment obligation. In the event that the Manager withholds or pays tax in respect of any Member for any period in excess of the amount of cash or other property otherwise distributable to such Member for such period (or there is a determination by any taxing authority that the Company should have withheld or paid any tax for any period in excess of the tax, if any, that it actually withheld or paid for such period), such excess amount (or such additional amount) shall be treated as a recourse loan to such Member that shall bear interest at the rate of ten percent per annum and be payable on demand.

6.9 Reports to Members.

(a) The books of account and records of the Company shall be audited as of the end of each Fiscal Year by the Company’s independent public accountants.

(b) Within 25 days after the end of each Fiscal Period of each Fiscal Year of the Company, the Company shall send to each Person who was a Member during such period an unaudited report setting forth the following as of the end of such Fiscal Period:

(i) unless such Fiscal Period is the last Fiscal Period of the Fiscal Year, an unaudited balance sheet as of the end of such period;

(ii) unless such Fiscal Period is the last Fiscal Period of the Fiscal Year, an unaudited income statement of the Company for such period;

(iii) a statement of each Member’s Capital Account;

(iv) a summary of the Company’s activities during such period; and

(v) a cash flow statement.

(c) Within 60 days after the end of each Fiscal Year of the Company, the Company shall send to each Person who was a Member during such period an audited report setting forth the following as of the end of such Fiscal Year:

(i) an audited balance sheet as of the end of such Fiscal Year;

(ii) an audited income statement of the Company for such Fiscal Year;

(iii) a statement of each Member’s Capital Account; and

(iv) a cash flow statement.

(d) The Company shall provide each Member with monthly “flash reports.”

(e) With reasonable promptness, the Manager will deliver such other information available to the Manager, including financial statements and computations, as any Member may from time to time reasonably request in order to comply with regulatory requirements, including reporting requirements, to which such Member is subject.

6.10 Auditors. The auditors of the Company shall be Deloitte & Touche LLP, unless otherwise determined by the Manager.

6.11 Transfers During Year. In order to avoid an interim closing of the Company’s books, the allocation of Net Income and Net Losses under this Article 6 between a Member who Transfers part or all of its Interest in the Company during the Company’s Fiscal Year and such Member’s transferee, or to a Member whose Percentage Interest varies during the course of the Company’s Fiscal Year, may be determined pursuant to any method chosen by the Manager.

6.12 Code Section 754 Election. Pursuant to the Tax Receivable Agreement, the Company shall make the election provided for under Code Section 754.

ARTICLE 7

DISSOLUTION

7.1 Dissolution.

(a) The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(i) the unanimous decision of the Members that then hold Common Units to dissolve the Company; or

(ii) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the LLC Act.

(b) Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the Member of all of its Interest in the Company and the admission of the transferee as a Member pursuant to Section 8.2), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(c) Notwithstanding any other provision of this Agreement, the bankruptcy of a Member shall not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

7.2 Winding-Up. When the Company is dissolved, the business and property of the Company shall be wound up in an orderly manner by the Manager or by a liquidating trustee as may be appointed by the Manager (the Manager or such liquidating trustee, as the case may be, the “Liquidator”). If the Members are unable to agree with respect to the distribution of any Company assets, then the Liquidator shall use its reasonable best efforts to reduce to cash and Cash Equivalents such assets of the Company as the Liquidator shall deem it advisable to sell, subject to obtaining fair market value for such assets and any tax or other legal considerations. No Member shall take any action (with respect to the Company) that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.

7.3 Final Distribution.

(a) As soon as reasonable following the event that caused the dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i) to pay the expenses of the winding-up, liquidation and dissolution of the Company, and all creditors of the Company, other than Members, either by actual payment or by making a reasonable provision therefor, in the manner, and in the order of priority, set forth in § 18-804 of the LLC Act;

(ii) to pay, in accordance with the provisions of this Agreement, on a pro rata basis, the debts payable to all creditors of the Company that are Members, either by actual payment or by making a reasonable provision therefor; and

(iii) to distribute the remaining assets of the Company to the Members in accordance with Section 5.4(b), taking into account all adjustments to Capital Accounts or offsets required under this Agreement through the date of distribution.

(b) If any Member has a deficit balance in its Capital Account in excess of any unpaid Capital Contributions (if any), such Member shall have no obligation to make any Capital Contribution to the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

(c) Each Member shall look solely to the assets of the Company for the amounts distributable to it hereunder and shall have no right or power to demand or receive property therefor from any other Member.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement, and (ii) the Certificate shall have been canceled in the manner required by the LLC Act.

ARTICLE 8

TRANSFER; SUBSTITUTION; ADJUSTMENTS

8.1 Restrictions on Transfer.

(a) Notwithstanding anything contained herein to the contrary, each Member may, subject to Section 8.1(b), Transfer any or all of its Units. It is a condition to any Transfer by a Member (the “Transferring Member”) otherwise permitted hereunder that the transferee (i) agrees to become a party to, and be bound by the terms of, this Agreement to the same extent as the Transferring Member, and (ii) assumes by operation of law or express agreement all of the obligations of the Transferring Member under this Agreement or to which such Transferring Member is a party with respect to such Transferred Units or other Equity Interests in the Company. Notwithstanding the foregoing, any transferee of any Transferred Units or other Equity Interests in the Company shall be subject to any and all ownership limitations contained in this Agreement or any other agreement with the Company to which such Transferring Member is a party. Any transferee, whether or not admitted as a Member, shall take subject to the obligations of the transferor hereunder.

(b) In addition to any other restrictions on Transfer herein contained, including, without limitation, the provisions of this Article 8, any purported Transfer or assignment of a Unit or other Equity Interests in the Company by any Member made in the following events shall be void ab initio:

(i) to any Person who lacks the legal right, power or capacity to own Units;

(ii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(iii) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101;

(iv) if such Transfer requires the registration of such Units pursuant to any applicable federal, state or foreign securities laws or would otherwise violate any federal, state or foreign securities laws or regulations applicable to the Company or the Units;

(v) if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such Transfer would result in a materially increased risk that the Company would he treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(vi) if such Transfer subjects the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;

(vii) if such Transfer may cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(viii) if such Transfer violates any applicable laws; or

(ix) if the Company does not receive written instruments (including without limitation, copies of any instruments of Transfer and such assignee’s consent to be bound by this Agreement as an assignee) that are in a form satisfactory to the Manager (in its sole and absolute discretion).

8.2 Substituted Members.

(a) No Member shall have the right to substitute a transferee as a Member in his or her place with respect to any Units or other Equity Interests in the Company so Transferred (including any transferee permitted by Section 8.1) unless (i) such Transfer is made in compliance with the terms of this Agreement and any other agreements with the Company or other Members to which such transferor Member is a party and (ii) such transferee assumes, by written instrument satisfactory to the Company pursuant to Section 8.l(b)(ix) above, all the rights and powers and is subject to all the restrictions and liabilities that were applicable to the transferor by virtue of the transferor’s ownership of the Units or other Equity Interests in the Company being Transferred.

(b) Except as provided in Section 8.2(c) and otherwise in this Agreement, a transferee who has been admitted as a Member in accordance with Section 8.2(a) shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement holding the same Units or other Equity Interests in the Company. The admission of any transferee as a Member shall be subject to the provisions of Section 3.1.

(c) In the event of a Transfer by a Founding Member, the transferee shall not have the rights and powers of a Founding Member under this Agreement unless (i) the transferee is a Permitted Transferee of the Founding Member following the Transfer, or (ii) in the case of a direct or indirect Change of Control of the Founding Member, or any direct or indirect holder of equity in the Founding Member, the transferee is Controlled by the Founding Member’s Ultimate Parent or its stockholders following the Transfer.

8.3 Effect of Void Transfers. No Transfer of any Units owned by a Member in violation hereof shall be made or recorded on the books of the Company, and any such purported Transfer shall be void and of no effect.

ARTICLE 9

REDEMPTION RIGHT OF MEMBER

9.1 Redemption Right of a Member.

(a) Each Member (other than NCM Inc.) shall be entitled to cause the Company to redeem its Common Units (the “Redemption Right”) from time-to-time. A Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company (with a copy to NCM Inc.). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, which is not less than seven (7) Business Days nor more than 10 Business Days after delivery of the Redemption Notice, on which exercise of the Redemption Right shall be completed (the “Redemption Date”). Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 9.1(b), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeeming Member shall transfer and surrender the Redeemed Units to the Company, free and clear of all liens and encumbrances, and (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 9.1(b), and (z) issue to the Redeeming Member pursuant to Section 3.4(g) a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.1(a) and the Redeemed Units.

(b) In exercising its Redemption Right, a Redeeming Member, at NCM Inc.’s option as provided in Section 3.5(b) and subject to Section 9.1(d), shall be entitled to receive the Share Settlement or the Cash Settlement. Within three (3) Business Days of delivery of the Redemption Notice, NCM Inc. shall give written notice (the “Contribution Notice”) to the Company (with a copy to the Redeeming Member) of its intended settlement method; provided that if NCM Inc. does not timely deliver a Contribution Notice, NCM Inc. shall be deemed to have elected the Share Settlement method. If NCM Inc. elects the Cash Settlement, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to NCM Inc.) within two (2) Business Days of delivery of the Contribution Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, Company’s and NCM Inc.’s rights and obligations under this Section 9.1 arising from the Redemption Notice.

(c) The number of shares of NCM Inc. common stock and the Redeemed Unit Equivalent that a Redeeming Member is entitled to receive under Section 9.1(b) (whether through a Share Settlement or Cash Settlement) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to NCM Inc. common stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(d) In the event of a reclassification or other similar transaction as a result of which the shares of NCM Inc. common stock are converted into another security, then in exercising it Redemption Right a Redeeming Member shall be entitled to receive the amount of such security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(e) The provisions of this Section 9.1 and Section 3.5(b) shall be interpreted and applied in a manner consistent with the corresponding provisions of NCM Inc.’s certificate of incorporation.

9.2 Effect of Exercise of Redemption Right. This Agreement shall continue notwithstanding the exercise of a Redeeming Member’s Redemption Right and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining Interest in the Company). No exercise of a Redeeming Member’s Redemption Right shall relieve such Redeeming Member of any prior breach of this Agreement. Notwithstanding the exercise of a Redeeming Member’s Redemption Right, the Exhibitor Services Agreement executed between such Redeeming Member’s Affiliate (if such Redeeming Member is a Founding Member) and the Company shall remain in full force and effect in accordance with the terms of such Exhibitor Services Agreement. The Redeeming Member (if a Founding Member) and its Affiliates shall retain all ownership and rights with respect to its theatres and other assets that are not Contributed Assets (as defined in Section 2.5 of the Contribution and Unit Holders Agreement). All Contributed Assets of such Member shall remain the sole and exclusive property of the Company.

ARTICLE 10

MISCELLANEOUS

10.1 Agreement to Cooperate; Further Assurances. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and Managers of the Company and each Member and their respective Affiliates shall execute such further documents (including assignments, acknowledgments and consents and other instruments of Transfer) and shall take such further action as shall be necessary or desirable to effect such Transfer and to otherwise carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law.

10.2 Amendments. Except as otherwise expressly provided in this Agreement (including as provided in Section 4.3(b)(v)), amendments to this Agreement shall require a Majority Member Vote; provided, however, that (i) this Agreement may not be amended so as to materially impair the voting power or economic rights of any outstanding Common Units in relation to any other outstanding Units or of any Member in relation to the other Members, in either case, without the consent of each Member and the holders representing a majority of the then issued and outstanding Units or the affected Member, as the case may be, and (ii) Article 8 may only be amended with the approval of the Manager and a Majority Member Vote.

10.3 Confidentiality. For a period of three years after the earlier of (x) the dissolution of the Company and the termination of this Agreement or (y) the date upon which such Member ceases to be a Member of the Company:

(a) (i) Each Member shall use and cause its Affiliates to use the same degree of care it uses to safeguard its own Confidential Information (as defined below) and to cause its and its Affiliates’ directors, officers, employees, agents and representatives to keep confidential all Confidential Information, including but not limited to Intellectual Property and other Proprietary Information of the other Members and the Company, and

(ii) Each Member shall hold and shall cause its Affiliates to hold and shall cause its and its Affiliates’ directors, officers, employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of counsel, by the requirements of law, all documents and information concerning any other party hereto furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (together with the information referred to in clause (i) above, the “Confidential Information”)), except to the extent that any such information can be shown to have been (A) previously known by the party to which it is furnished lawfully and without breaching or having breached an obligation of such party or the disclosing party to keep such documents and information confidential, (B) in the public domain through no fault of the disclosing party, or (C) independently developed by the disclosing party without using or having used the Confidential Information.

(b) Each Member agrees that the Confidential Information of the Company shall only be disclosed in secrecy and confidence, and is to be maintained by them in secrecy and confidence subject to the terms hereof Each Member shall (i) not, directly or indirectly, use the Confidential Information of the Company, except as necessary in the ordinary course of the Company’s business, or disclose the Confidential Information of the Company to any third party and (ii) inform all of its employees to whom the Confidential Information of the Company is entrusted or exposed of the requirements of this Section and of their obligations relating thereto.

(c) The Company shall preserve the confidentiality of all Confidential Information supplied by the Members and their Affiliates (“Member Information”) to the same extent that a Member must preserve the confidentiality of Confidential Information pursuant to Sections 10.3(a) and (b).

(d) Member Information shall not be supplied by the Company or its Subsidiaries to any Person who is not an employee of the Company, including any employee of a Member or any Manager who is not an employee of the Company. Notwithstanding the foregoing, Member Information may be disclosed to authorized third-party contractors of the Company if the Company determines that such disclosure is reasonably necessary to further the business of the Company, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing such Member Information for the benefit of each provider of Member Information in a form reasonably acceptable to the Founding Members. Member Information disclosed by any Member to the Company shall not be shared with any other Member without the disclosing Member’s written consent.

10.4 Injunctive Relief. The Company and each Member acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Members and the Company, as the case may be, irreparable injury for which an adequate remedy at law is not available. Accordingly, it is agreed that each of the Members and the Company will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or, equity. Nothing stated herein shall limit any other remedies provided under this Agreement or available to the parties at law or in equity.

10.5 Successors, Assigns and Transferees. The provisions of this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and Permitted Transferees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including but not limited to any creditor of the Company or its Subsidiaries, any right, benefit, or remedy of any nature by reason of this Agreement. An assignment of the rights, interests or obligations hereunder, including but not limited to an assignment by operation of law, shall be null and void unless a provision of this Agreement specifically provides otherwise or the Company gives its prior written consent therefor.

10.6 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand or sent by facsimile, electronic mail or nationally recognized overnight delivery service and shall be deemed given when received if delivered on a Business Day during normal business hours of the recipient or, if not so delivered, on the next Business Day following receipt. Notices to the Company or any Member shall be delivered to the Company or such Member as set forth in Exhibit A, as it may be revised from time to time. Any party to this Agreement may change its address or fax number for notices, demands and other communications under this Agreement by giving notice of such change to the other parties hereto in accordance with this Section 10.6.

10.7 Integration. This Agreement, together with the other Joint Venture Agreements and the documents referred to herein or therein, or delivered pursuant hereto or thereto, contain the exclusive entire and final understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. Except as expressly set forth herein, this Agreement together with the other Joint Venture Agreements supersede all other prior agreements, discussions, negotiations, communications and understandings between the parties with respect to such subject matter hereof and thereof. No party has relied on any statement, representation, warranty, or promise not expressly contained in this Agreement or another Joint Venture Agreement in connection with this transaction.

10.8 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, then such provision, paragraph, word, clause, phrase or sentence shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law and the remainder of this Agreement. The legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof will not be in any way impaired, it being intended that all obligations, rights, powers and privileges of the Company and the Members will be enforceable to the fullest extent permitted by law. Upon such determination of invalidity, illegality or unenforceability, the Company and the Members shall negotiate in good faith to amend this Agreement to effect the original intent of the Members.

10.9 Counterparts. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page hereof to the other party.

10.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b) Each party hereto agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware or in New York, New York. Subject to the preceding sentence, each party thereto:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware or New York, New York (and each appellate court located in Delaware or the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii) consents to service of process in any such proceeding in any manner permitted by the applicable laws of Delaware or the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.6 is reasonably calculated to give actual notice, to the extent permitted by applicable law;

(iii) agrees that each state and federal court located in Delaware or New York, New York shall be deemed to be a convenient forum;

(iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware or New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v) agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in Delaware or New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of Delaware or the State of New York or any other jurisdiction.

(c) In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in Delaware or New York, New York.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AMERICAN MULTI-CINEMA, INC.

By:
Name: Kevin M. Connor Title: Senior Vice President

CINEMARK MEDIA, INC.

By:
Name: Michael Cavalier Title: Senior Vice President-General Counsel

REGAL CINEMEDIA HOLDINGS, LLC

By:
Name: Michael L. Campbell Title: Chief Executive Officer

NATIONAL CINEMEDIA, INC.

By:
Name: Title:

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED LIABILITY OPERATING AGREEMENT

Exhibit A

Members and Units

Names and Addresses	Common Units	Preferred Units

AMC Founding Member:

American Multi-Cinema, Inc.

920 Main Street

Kansas City, MO 64105

Attention: Kevin M. Connor

Fax: (816) 480-4700

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: David S. Allinson

Fax: (212) 751-4864

	____ Common Units	____ Preferred Units

Cinemark Founding Member:

Cinemark Media, Inc.

c/o Cinemark Holdings, Inc.

3900 Dallas Parkway

Suite 500

Plano, TX 75093

Attention: Robert Copple

Fax: (974) 665-1003

with a copy to:

Cinemark Holdings, Inc.

3900 Dallas Parkway

Suite 500

Plano, TX 75093

Attention: Michael Cavalier

Fax: (974) 665-1003

	____ Common Units	____ Preferred Units

A-1

Regal Founding Member:

Regal CineMedia Holdings, LLC

7132 Regal Lane

Knoxville, TN 37918

Attention: General Counsel

Fax: (865) 922-6085

with a copy to:

Hogan & Hartson L.L.P.

1200 Seventeenth Street

Suite 1500

Denver, CO 80202

Attention: Christopher J. Walsh

Fax: (303) 899-7333

____ Common Units	____ Preferred Units

National CineMedia, Inc.

9100 East Nichols Avenue

Suite 200

Centennial, CO 80112-3405

Attention: [To be inserted]

Fax: [To be inserted]

with a copy to:

Holme Roberts & Owen LLP

1700 Lincoln Street

Suite 4100

Denver, CO 80203

Attention: W. Dean Salter

Fax: (303) 866-0200

____ Common Units	No Preferred Units

A-2

Exhibit B

Form of Common Unit Certificate

B-1